UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 11, 2004

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

          Delaware                        000-30975                      911789357

(State of Incorporation) (Commission File Number) (IRS Employer Identification

Number)

12325 Emmet Street, Omaha, Nebraska          68164

(Address of principal executive offices) (Zip Code)

                      (402) 452-5400

(Registrant's telephone number, including area code)

                          Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 11, 2004, the Company sold the assets associated with its specialty oligonucleotides manufacturing facility in Boulder, Colorado to a subsidiary of Eyetech Pharmaceuticals, Inc. ("Eyetech"). The sale price was $3.0 million in cash plus the assumption of the lease on the Boulder facility and certain equipment leases with a gross value of $2.3 million. Substantially all of the 27 employees at the Boulder facility became Eyetech employees. Net proceeds from the sale (after transaction expenses and fees paid to the Company's investment advisors) equaled approximately $2.7 million, subject to a holdback of $300,000 that will be held in escrow for 90 days for liabilities for representations and warranties and to pay the costs of moving certain acquired assets to the Boulder facility. The net proceeds will be used primarily for general working capital purposes and to repay a portion of the Credit Line. The sale will be recognized during the quarter ending December 31, 2004 and is not expected to a significant effect on earnings during that quarter.

There is no affiliation between the Company and Eyetech. The purchase price was determined through arm's-length negotiation.

Item 9.01. Financial Statements and Exhibits.

The pro forma financial information, if required, pursuant to Article 11 of Regulation S-X will be filed by amendment within 71 days of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2004	TRANSGENOMIC, INC. By: /s/ Michael Summers _ Michael Summers, Chief Financial Officer